FLEET FINANCIAL GROUP, INC.
                 EXECUTIVE DEFERRED COMPENSATION PLAN NO. 1

                            (1996 RESTATEMENT)



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SECTION 1.  PURPOSE OF THE PLAN; SELECTION OF PARTICIPANTS; PLAN FROZEN

     Fleet Financial Group, Inc. (the "Employer") established this

Executive Deferred Compensation Plan No. 1 (the "Plan"), originally effective as of December 12, 1984, in order to assist it and its subsidiaries and affiliates in retaining executive level employees by providing such employees with the opportunity to defer receipt of certain amounts of compensation; thereby giving them flexibility in their personal tax and financial planning.  The Employer hereby amends and restates the

Plan effective as of January 1, 1996.  In addition, amounts of compensation deferred pursuant to Section 2 of the Plan will provide additional death and retirement benefits for them.  The executives eligible to participate in the Plan will be selected by the Human Resources and Planning Committee,

or any successor committee,  of the Board of Directors of the Employer (the

"Committee") from time to time.  When an executive has been designated as eligible for participation in the Plan, he or she will be promptly notified by the Committee and given the opportunity to make an election to defer compensation under Section 2 and/or Section 3 of the Plan.  (An executive who makes such an election is hereinafter referred to as an "Employee").

Notwithstanding any provision contained herein to the contrary, effective as of April 1, 1989 the Plan was frozen and no subsequent elections to defer compensation can be made.



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     SECTION 2.  RETIREMENT AND DEATH BENEFITS

     (a)  An Employee may elect to defer receipt of salary, awards under the Employer's Corporate Executive Incentive Plan and other compensation over a period not exceeding seven years (the "deferral period") in such amount as shall be selected by him, but not less than a total of $20,000 or more than a total of $50,000.  The total amount to be deferred during the deferral period shall be specified by the Employee in his or her deferred compensation agreement.  The commitment made in said agreement shall be irrevocable unless the Committee, at the request of the Employee, waives the requirement to defer with respect to amounts which have not been deferred for the calendar year prior to the date the request is received by the Committee.  The Employee shall have the right to change the amount to be deferred for any future year, provided such change is made in writing and delivered to the Committee prior to January 1 of the year in which the amount of deferred compensation which is to be changed would be earned, and also provided that no such change may be made if it would reduce the total amount to be deferred under the Employee's deferred compensation agreement.

Amounts deferred shall be deducted first from any incentive compensation award which the Employee would otherwise receive in a year for which his or her deferral election is in effect, and any remaining amount to be deferred for such year shall be withheld from the Employee's salary in approximately equal amounts beginning in the month following the month in which incentive compensation awards are paid.

     (b)  Interest equivalents, for Employees who became participants in the Plan prior to December 1, 1986, will be credited monthly to the amounts of deferred compensation in accordance with the following schedule:



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                              Interest Rate on Cumulative
     Period of Deferral              Deferred Amounts
     ------------------       ---------------------------

          Year 1                    6%
          Year 2                    7 1/2%
          Year 3                    9%
          Year 4                   10 1/2%
          Year 5                   12%
          Year 6                   13 1/2%
          Year 7                   15%

     Interest equivalents, for Employees who became participants in the

Plan on or after December 1, 1986 and prior to November 1, 1988, will be credited monthly to the amounts of deferred compensation in accordance with the following schedule:

                              Interest Rate on Cumulative
     Period of Deferral              Deferred Amounts
     ------------------       ---------------------------

          Year 1                    5%
          Year 2                    5 3/4%
          Year 3                    6 1/2%
          Year 4                    7 1/4%
          Year 5                    8%
          Year 6                    8 3/4%
          Year 7                   10%

     Interest equivalents, for Employees who become participants in the

Plan on or after November 1, 1988, will be credited monthly to the amounts of deferred compensation in accordance with the following schedule:



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                              Interest Rate on Cumulative
     Period of Deferral              Deferred Amounts
     ------------------       ---------------------------

          Year 1                    5%
          Year 2                    5 3/4%
          Year 3                    6 1/2%
          Year 4                    7 1/4%
          Year 5                    7 3/4%
          Year 6                    8 1/4%
          Year 7                    9%

     (c)  Compensation which is deferred under paragraph (a) shall be paid by the Employer to the Employee or beneficiary as hereinafter provided:

     (i)  If the Employee's employment with the Employer is terminated before all amounts to be deferred under  paragraph (a) have been deferred,

     the Employee shall receive a lump sum payment equal to the total amount of compensation deferred at the time of termination plus interest equivalents credited under paragraph (b) hereof as of the first day of the third month following the date of the Employee's termination of employment with the

     Employer.

          (ii)  If the Employee's employment with the Employer is terminated after all amounts which are scheduled to be deferred under paragraph (a)

     hereof have been deferred but prior to the expiration of seven years after the initial amount is deferred, the Employee will receive a lump sum payment equal to the total amount of his or her deferred compensation plus interest equivalents as of the first day of the third month following the date of the Employee's termination of employment with the Employer.



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          (iii)  If the Employee's employment with the Employer terminates after seven years following the date the initial amount is deferred for him or her hereunder but prior to attaining age 55 and completing five years of continuous service with the Employer (or its subsidiary or affiliate) and prior to attaining age 65 will be entitled to receive a lump sum payment equal to the total amount of compensation deferred plus interest equivalents at the rate of fifteen percent (15%) (ten percent (10%) for

     Employees who become participants in the Plan on or after December 1, 1986 and prior to November 1, 1988, and nine percent (9%) for Employees who become participants in the Plan on or after November 1, 1988).  The lump sum payment shall be made as soon as reasonably practicable following termination of the employment; provided, however, the Employee may, with
                                    --------  -------
         the prior written approval of the Committee, irrevocably elect prior to his or her termination of employment to defer receipt of his or her lump sum payment to a specified date not later than his or her 65th birthday.

          (iv)  If the Employee's employment with the Employer terminates after attaining age 55 and completing five years of continuous service with the

     Employer (or its subsidiary or affiliate) or after attaining age 65 will be entitled to receive retirement income for fifteen years in annual installments in such amount as shall be set forth in his or her compensation deferral agreement, the first such installment to be paid within thirty days after retirement; provided, however, with the prior
                                          --------  -------
     written consent of the Committee, an Employee may irrevocably elect prior to his or her retirement to receive such amount in annual installments for less than fifteen years or in a lump sum



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     payment.  An Employee who retires after attaining age 55 and completing five years of service with the Employer (or its subsidiary or affiliate)

     (or who under a severance or other special arrangement with the Employer is treated as having attained age 55 and completed five years of service), but prior to age 65 may, with the prior written approval of the Committee,

     irrevocably elect prior to his or her retirement to defer receipt of his or her benefit to a specified date not later than his or her 65th birthday.

     If retirement occurs before or after age 65, the amount of retirement income will be less or greater than the amount specified in the agreement but will be calculated as though the amount deferred had been credited with interest at fifteen percent (15%) (ten percent (10%) for Employees who become participants in the Plan on or after December 1, 1986 and prior to

     November 1, 1988 and nine percent (9%) for Employees who become participants in the Plan on or after November 1, 1988).

          (v)  If the Employee's employment with the Employer (or its subsidiary or affiliate) terminates prior to attaining age 55 and completing ten years of service with the employer (or its subsidiary or affiliate) due to "Fleet

     Focus" reductions, the Employee will be entitled to elect to receive his or her benefit on a specified date following termination of employment (but not later than his or her 65th birthday) either in a single payment or, if the specified date is the attainment of age 55 or later, in a series of up to fifteen annual installment payments.  Such election must be irrevocable and must be made during the  "30 day notice period" specified under the

     Fleet Focus program.  The amount deferred under this subsection will be credited with interest at



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     the annual rate of eight percent (8%) or, if less, the rate credited to

     Participants who are active Employees under the Plan.

     (d)  In the event of an Employee's death prior to his or her becoming entitled to receive retirement income payments or other payment of his or her deferred compensation under this Section, his or her beneficiary shall receive a death benefit consisting of fifteen annual installments in such amount as shall be set forth in the Employee's compensation deferral agreement or, if greater, in the same amount as the Employee would have received under paragraph (c)(iv) of this Section if he or she had retired on the day before he or she died, except as hereinafter provided.  If death occurs within two years after the initial deferral of compensation under this Section as a result of suicide or a condition which was known but not disclosed at the time of the initial deferral, the Employee's beneficiary will not receive the death benefit specified in the compensation deferral agreement, but will only receive the amount of compensation deferred plus

interest determined in accordance with the schedule in   paragraph (b) of

this Section.  If the Employee dies after commencing to receive retirement income or other deferred compensation payments under this Section, the balance of the installments or payments which would have been made to the

Employee shall be paid to the beneficiary of the Employee in the same manner as they would have been made to the Employee without any interruption of payments between the Employee and his or her beneficiary.

A lump sum payment shall be made to the Employee's beneficiary under this

Section to take into account any delay in the payment of benefits to the beneficiary which shall be included in the first payment received by the

Employee's beneficiary.



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     (e)  If as the result of circumstances beyond the control of the

Employee, the Employee has an unanticipated emergency which would result in severe financial hardship to the Employee if he or she was not allowed to withdraw some or all of his or her deferred compensation, the Committee may allow the withdrawal of such amount of the compensation deferred under this

Section as is necessary to meet the emergency.  If a hardship withdrawal distribution is made to the Employee, his or her retirement income or other deferred compensation payments or his or her death benefit under this

Section shall be reduced to reflect the amount and timing of such withdrawal.


SECTION 3.  DEFERRAL OF MANAGEMENT INCENTIVE AWARDS

     (a)  An Employee may annually elect to defer receipt of awards under the Employer's Corporate Executive Incentive Plan, to the extent such awards are not deferred under Section 2 of this Plan, subject to the approval of the Committee.  The amount of deferral and the period of deferral shall be set forth in a deferral election form.  Amounts deferred under this Section may be deferred until age 65, provided the Employee remains in the employ of the Employer until age 65 or retires from the employ of the Employer prior to age 65.

     (b)  Payment of deferred incentive awards may be made in a lump sum or in annual installments or deferred annual installments as requested by the

Employee and approved by the Committee.  Once the Committee has approved a deferred form of payment, its decision and the Employee's election is irrevocable except to the extent that the Employee has a financial emergency, as described in  paragraph 2(e) above and requests a hardship withdrawal, which is approved by the Committee.



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     (c)  Interest equivalents will be credited on deferred incentive compensation awards on a monthly basis as if the awards had been invested in a money market account at Fleet National Bank on the date of the award.

Payment of the deferred incentive awards shall include the interest equivalents credited to the awards.

     (d)  In the event of the Employee's termination of employment with the

Employer other than on account of death, disability or retirement, the entire amount of compensation deferred under this Section shall become due and payable in one lump sum together with interest credited to the amount deferred as of the first day of the third month following the date of the

Employee's termination of employment with the Employer.

     (e)  In the event of the Employee's death prior to his or her retirement or other termination of employment with the Employer, his or her beneficiary shall receive the total amount of incentive compensation awards deferred under this Section with interest in a lump sum or in installments over a period of years, not exceeding ten, as shall be designated by the

Employee on his or her beneficiary designation form as of the first day of the third month following the date of the Employee's termination of employment with the Employer.  In the event of an Employee's death after retirement and before all amounts of incentive compensation awards deferred under this Section have been paid to him, the remainder of the installments due to the Employee shall be paid to his or her beneficiary at the same time they would have been paid to the Employee.



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SECTION 4.  AGREEMENTS AND ELECTIONS TO DEFER COMPENSATION

     Each agreement or election to defer compensation under this Plan shall be made by December 31 of the calendar year prior to the calendar year in which the compensation to be deferred is earned, except as hereinafter provided.  Notwithstanding the foregoing, within thirty days after the initial adoption of this Plan, or if later, within thirty days after an

Employee is notified by the Employer of his or her eligibility to participate in the Plan, an Employee may elect to defer all or any portion of an incentive compensation award to which he or she might become entitled for the calendar year in which the election is made.


SECTION 5.  ASSIGNMENT OR ALIENATION

     Compensation which is deferred under Section 2 or Section 3 of the

Plan and payments which are due under either Section may not be assigned,

alienated, pledged, sold, transferred or encumbered and shall not be subject to attachment, garnishment or legal process, except as may otherwise be required by law.


SECTION 6.  DESIGNATION OF BENEFICIARY

     An Employee shall have the right to designate the beneficiary or beneficiaries to receive any payments on account of his or her death under the Plan and shall have the right to change such designation from time to time.



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SECTION 7.  EMPLOYER INVESTMENTS

     Although it is the intention of the Employer to purchase insurance contracts to provide retirement income and death benefits under Section 2 of the Plan and the Employer may establish money market accounts or other investments to fund its obligations under Section 3 of the plan, no

Employee shall have any right in or claim to any asset of the Employer under this Plan other than as a general, unsecured creditor of the

Employer.  Any assets purchased by the Employer pursuant to this Section shall remain available to the Employer without any restriction for use to provide benefits under the Plan.  Notwithstanding the foregoing, the

Employer may establish a trust of which the Employer is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Internal Revenue

Code of 1986, as amended (a "grantor trust"), and may deposit funds with the trustee of the grantor trust sufficient to satisfy the benefits provided under the Plan.  If the Employer establishes such a grantor trust,

and if at the time of a "change of control" as defined in the trust, the trust has not been fully funded, the Employer shall, within the time and manner specified under such trust, deposit in such trust amounts sufficient to satisfy all obligations under the Plan as of the date of deposit.


SECTION 8.  ADMINISTRATION

     The Plan will be administered by the Committee.  The Committee will have full discretionary authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, and may establish its own operative and administrative rules and procedures in connection therewith, provided such procedures are consistent with the requirements of Section 503 of

ERISA and the regulations



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thereunder.  All interpretations, decisions and determinations made by the

Committee will be binding on all persons concerned.  No member of the

Committee who is a participant in the Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to himself or herself (or to his or her beneficiaries).

     The Committee in its sole discretion may delegate certain of its duties and responsibilities to the Corporate Benefits Director of the

Employer.  For purposes of the Plan, any action taken by the Corporate

Benefits Director pursuant to such delegation will be considered to have been taken by the Committee.  The Employer agrees to indemnify and to defend to the fullest possible extent permitted by law any member of the

Committee and the Corporate Benefits Director (including any person who formerly served as a member of the Committee or as Corporate Benefits

Director) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.


SECTION 9.  AMENDMENT OR TERMINATION OF PLAN

     The Plan may be altered, amended, revoked or terminated in writing by the Committee or the Employer, in any manner and at any time; provided,

however, following a "change of control" as defined in the trust referred to under Section 7, no such alteration, amendment, revocation or termination shall reduce the amount of an Employee's benefit or his or her rights to such benefit as determined under the provisions of the Plan in effect, immediately prior to such change of control, or otherwise adversely affect the Employee's benefits under the Plan,



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without the written consent of the Employee; and further provided, however,

following a "change of control" as defined in the trust referred to under

Section 7, the provisions of this Section 9 may not be amended.


SECTION 10.  MODIFICATION FOR ADVERSE TAX RULING

     If the Internal Revenue Service determines that any amount which an

Employee has elected to defer receiving pursuant to the Plan is taxable in the year in which such amount would have been paid but for such election,

such amount shall be paid to the Employee immediately and the Employee's deferral schedule under Section 2 of the Plan shall be modified to increase future deferrals.


     IN WITNESS WHEREOF, Fleet Financial Group, Inc. hereby executes this

Plan by its officer hereunto duly authorized this 19 day of June, 1996.



                              FLEET FINANCIAL GROUP, INC.



                              By:  /s/
                                   ---------------------------



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